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                       THE NARRAGANSETT ELECTRIC COMPANY
                                 Balance Sheet
                                At June 30, 1997
                                  (Unaudited)



                                     ASSETS           Actual      Adjustments     Pro Forma
                                     ------           ------      -----------     ---------
                                                                 (In Thousands)

Utility plant, at original cost                      $750,188                      $750,188
  Less accumulated provisions for depreciation        193,273                       193,273
                                                     --------       --------       --------
                                                      556,915                       556,915
Construction work in progress                           6,836                         6,836
                                                     --------       --------       --------
   Net utility plant                                  563,751                       563,751
                                                     --------       --------       --------

Current assets:
  Cash                                                  1,385                         1,385
  Accounts receivable:
    From sales of electric energy                      50,351                        50,351
    Other (including $1,296,000 from affiliates)        2,684                         2,684
      Less reserves for doubtful accounts               5,884                         5,884
                                                     --------       --------       --------
                                                       47,151                        47,151
  Unbilled revenues                                    16,200                        16,200
  Fuel, materials and supplies, at average cost         4,208                         4,208
  Prepaid and other current assets                     16,551                        16,551
                                                     --------       --------       --------
    Total current assets                               85,495                        85,495
                                                     --------       --------       --------
Deferred charges and other assets                      54,672                        54,672
                                                     --------       --------       --------
                                                     $703,918                      $703,918
                                                     ========       ========       ========


                        CAPITALIZATION AND LIABILITIES
                        --------------------------------

Capitalization:
  Common stock, par value $50 per share,
    authorized and outstanding 1,132,487 shares      $ 56,624       $   (170)      $ 56,624
  Premiums on preferred stocks                            170                          --
  Other paid-in capital                                80,000                        80,000
  Retained earnings                                   122,624         (1,510)       121,114
                                                     --------       --------       --------
    Total common equity                               259,418         (1,680)       257,738
  Cumulative preferred stock                           36,500        (36,500)           --
  Long-term debt                                      173,574                       173,574
                                                     --------       --------       --------
    Total capitalization                              469,492        (38,180)       431,312
                                                     --------       --------       --------

Current liabilities:
  Long-term debt due in one year                       12,500                        12,500
  Short-term debt (including $5,725,000 to
    affiliates)                                        24,900         38,180         63,080
  Accounts payable (including $47,929,000
    to affiliates)                                     51,729                        51,729
  Accrued liabilities:
    Taxes                                               4,788                         4,788
    Interest                                            4,919                         4,919
    Other accrued expenses                             18,521                        18,521
  Customer deposits                                     5,783                         5,783
  Dividends payable                                     6,198                         6,198
                                                     --------       --------       --------
    Total current liabilities                         129,338         38,180        167,518
                                                     --------       --------       --------
Deferred federal income taxes                          81,191                        81,191
Unamortized investment tax credits                      7,270                         7,270
Other reserves and deferred credits                    16,627                        16,627
                                                     --------       --------       --------
                                                     $703,918       $      0       $703,918
                                                     ========       ========       ========
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                       THE NARRAGANSETT ELECTRIC COMPANY

     The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Balance Sheet at June 30, 1997 are as follows:


Debit - Preferred Stock                                          $36,500,000

Debit - Premium on Capital Stock                                    $170,000

Debit - Retained Earnings                                         $1,510,300

Credit - Short-Term Debt                                         $38,180,300


     To reflect the proposed issue of $38,180,300 of short-term debt, the proceeds of which are to be used for the retirement of $36,500,000 of preferred stock, net of outstanding discount on capital stock and net loss on retirement.